EX-99B(g)(2)(i)

EXHIBIT A

WELLS FARGO VARIABLE TRUST

DELEGATION AGREEMENT

Portfolios of Wells Fargo Variable Trust1

VT International Core Fund

VT Small/Mid Cap Value Fund

VT Opportunity Fund

Most recent annual approval: April 4, 2005

Exhibit A amended: February 8, 2006

[1]	On February 8, 2006, the Board of Trustees approved name changes to the Wells Fargo Variable Trust Funds, which will become effective May 2006.